UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

240 Matheson Blvd. East,
Mississauga, Ontario	L4Z 1X1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01        Entry into a Material Agreement.

            On June 29, 2018, Sphere 3D Corp. (the “Company”), as borrower, certain of its subsidiaries, as guarantors, FBC Holdings S.A.R.L., as lender, entered into that certain Seventh Amendment to 8% Senior Secured Convertible Debenture, as amended from time to time (the “Debenture”), under which the maturity date of the Debenture was extended from June 29, 2018 to July 13, 2018.

            Also on June 29, 2018, Overland Storage, Inc., together with Tandberg Data GmbH, as co-borrower, the Company and certain of the Company’s subsidiaries, as guarantors, and CB CA SPV, LLC (“Colbeck”), as lender, entered into that certain Amendment Number Twelve to the Credit Agreement dated April 6, 2016, as amended from time to time (the “Credit Agreement” and, together with the Debenture, the “Debt Facilities”), under which, among other things, (i) the maturity date of the loans owing to Colbeck under the Credit Agreement was extended from June 29, 2018 to July 13, 2018, (ii) the interest rate applicable to the obligations under the Credit Agreement are to begin accruing at the default rate under the Credit Agreement as of June 29, 2018 regardless of whether a default exists under the Credit Agreement, and (iii) an amendment fee in the amount of 2% of the aggregate amount of the obligations outstanding under the Credit Agreement as of the maturity date will be charged in the event that the loan parties have not either entered into an amended and restated Credit Agreement or undertaken a restructuring on terms acceptable to Lender by the maturity date.

            The terms of the Debt Facilities otherwise remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 3, 2018

SPHERE 3D CORP.

By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer